CONTACT:	Jennifer Miller
VP of Corporate Communications
212.381.5705
jmiller@doubleclick.net

DOUBLECLICK DIVESTS OF HOLDINGS IN ADLINK INTERNET MEDIA AG

NEW YORK, September 22, 2004 – DoubleClick Inc. (Nasdaq: DCLK), the leading provider of marketing tools for marketers, advertising agencies and web publishers, today announced that it has sold its 15% interest in AdLINK Internet Media AG, a leading European online advertising network based in Germany. DoubleClick sold its 3,862,500 shares of AdLINK for an aggregate purchase price of €7,725,000, or approximately US$9.5 million (based on current exchange rates), to United Internet AG, the majority shareholder of AdLINK. As a result of this transaction DoubleClick no longer holds an equity interest in AdLINK. AdLINK will continue to use DoubleClick’s Ad Management products and services.

“While we believe that AdLINK will continue to be successful, DoubleClick is focused on providing technology and data solutions to leading marketers and web publishers,” said Kevin Ryan, CEO, DoubleClick Inc. “As a result, it is no longer a strategic fit to own shares in an online advertising network.”

The financial outlook previously issued by DoubleClick on July 22, 2004 in connection with the announcement of its second quarter 2004 results did not take into account the Company’s sale of its interest in AdLINK. As result of the sale, DoubleClick now expects to record a non-operating gain of approximately $7.4 million (based on current exchange rates). This gain is expected to increase third quarter and full year 2004 GAAP earnings per share by approximately $0.06. The AdLINK sale does not change DoubleClick’s revenue outlook.

About DoubleClick Inc. DoubleClick is the leading provider of solutions for advertising agencies, marketers and web publishers to plan, execute and analyze their marketing programs. DoubleClick’s marketing solutions — online advertising, search engine marketing, affiliate marketing, email marketing, database marketing, data management and marketing resource management — help clients yield the highest return on their marketing dollar. In addition, the company’s marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 22 offices around the world.

Note: This press release includes forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, changes in government regulation, intense competition in DoubleClick’s industry, failure to manage the integration of acquired companies, failure to successfully manage the Company’s international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company’s estimates change.

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